                      STARBUCKS CORPORATION

            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
              (in thousands, except earnings per share)



                           September 29,     October 1,     October 2,
                                1996            1995           1994
----------------------------------------------------------------------

CALCULATION OF EARNINGS
PER COMMON AND COMMON
EQUIVALENT SHARE
- PRIMARY:

  Net earnings               $ 42,128         $ 26,102       $ 10,206
=====================================================================

  Weighted average shares
  outstanding calculation:
   Weighted average number
   of common shares
   outstanding                 73,849           68,898         56,936
   Dilutive effect of
   outstanding common stock
   options and warrants         3,115            2,411          2,782
---------------------------------------------------------------------

  Weighted average shares
  outstanding                  76,964           71,309         59,718
=====================================================================

Earnings per share             $ 0.55           $ 0.37         $ 0.17
=====================================================================

CALCULATION OF EARNINGS
PER COMMON AND COMMON
EQUIVALENT SHARE
- FULLY-DILUTED: (1)

  Net earnings calculation:
    Net earnings             $ 42,128         $ 26,102       $ 10,206
    Add after tax interest
    expense on debentures       1,248               --             --
    Add after tax
    amortization of
    issuance costs related
    to the debentures              93               --             --
---------------------------------------------------------------------

  Adjusted net earnings      $ 43,469          $ 28,449      $ 12,561
=====================================================================

  Weighted average shares
  outstanding calculation:
    Weighted average number
    of common shares
    outstanding                73,849            68,898        56,936
    Dilutive effect of
    outstanding common
    stock options and
    warrants                    3,956             3,011         2,821
    Assuming conversion
    of convertible
    subordinated debentures     3,026                --            --
---------------------------------------------------------------------

    Weighted average shares
    outstanding                80,831            71,909        59,757
=====================================================================

  Earnings per common
  and common equivalent
  share - fully-diluted       $ 0.54             $ 0.36        $ 0.17
=====================================================================

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(1) - Fully-diluted earnings per share assumes conversion of the Company's convertible subordinated debentures using the "if converted" method, when such securities are dilutive, with income adjusted for the after-tax interest expense and amortization applicable to these debentures.